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                                                               EXHIBIT 10.17

August 18, 1998

Mr. Jeff Skeen
President and CEO
Affinity Development Group Incorporated
5764 Pacific Center Blvd., Suite 108
San Diego, California 92121

               Re:  PURCHASE AGREEMENT

Dear Jeff:

          This Purchase Agreement (this "AGREEMENT") sets forth the respective rights and obligations of Affinity Development Group Incorporated ("ADG") and PriceSmart, Inc. ("PRICESMART") with respect to ADG's acquisition of certain assets comprising PriceSmart's automobile advertising/referral business (the "BUSINESS"), as follows:

          1. ASSET PURCHASE. Subject to the terms and conditions of this Agreement, PriceSmart hereby sells, conveys, transfers and agrees to deliver to ADG, and ADG hereby acquires and agrees to accept delivery of, those assets related to the Business set forth on EXHIBIT A attached hereto (the "ASSETS"), free and clear of all liens and encumbrances. The Assets shall be delivered to ADG on the earlier of (i) November 1, 1999 or (ii) five (5) business days after the date when PriceSmart ceases to operate the Business in Price Club or Costco Wholesale membership warehouse clubs, as described in the Agreement Concerning Transfer of Certain Assets between and among Price/Costco, Inc., Price Enterprises, Inc. and various other parties entered into in November 1996 (the "COSTCO AGREEMENT"). The date when the Assets are actually delivered to ADG is referred to herein as the "DELIVERY DATE."

          2. CASH PAYMENTS. ADG will make the following cash payments in immediately available funds to PriceSmart: (i) $1,275,400.00 (One Million Two Hundred Seventy-Five Thousand Four Hundred U.S. Dollars), payable concurrently with the execution of this Agreement, (ii) $150,000 (One Hundred Fifty Thousand U.S. Dollars), payable concurrently with the execution of this Agreement by the transfer hereby of all of ADG's right, title and interest in the $150,000 cash deposit previously paid to PriceSmart pursuant to the letter agreement dated July 22, 1998 by and between ADG and PriceSmart, and
(iii) an amount equal to the "net working capital" (defined as total accounts receivable MINUS total accounts payable) of the Business at September 1, 1998, payable on September 30, 1998. PriceSmart shall refund to ADG an amount equal to the Net Working Capital of the Business as of the Delivery Date, provided that the refund shall not exceed the Net Working Capital amount established on September 1, 1998. PriceSmart shall pay such refund to ADG within twenty (20) business days of the Delivery Date. In the event that at any time prior to October 31, 1999, PriceSmart ceases to operate the Business in Price Club or Costco Wholesale membership warehouse clubs, PriceSmart shall refund to ADG an amount equal to the product of $76,814 (Seventy-Six Thousand Eight Hundred Fourteen U.S. Dollars) times the number of full calendar months remaining until October 31, 1999. PriceSmart shall pay such refund to ADG within ten (10) business days after the occurrence of such event.

          3. PROFITS INTEREST. Within forty-five (45) days following the last day of each calendar month during the period from September 1, 1998 until the Delivery Date (including for any partial calendar month ending on the Delivery Date if the delivery date is any date other than November 1, 1999.) PriceSmart will pay to ADG in immediately available funds an amount equal to the actual Net Profits (as defined below) earned by the Business (as operated by PriceSmart) during such month


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Mr. Jeff Skeen
August 18, 1998
Page 2


accompanied by a statement setting forth in reasonable detail the computation of the Net Profits for such month, including a break-out of the amounts remitted to Price/Costco, Inc. For purposes of this Agreement, "NET PROFITS" means gross sales MINUS operating expenses (including, without limitation, all amounts payable to Price/Costco, Inc. during such period under the Costco Agreement, all charges, if any, for uncollectable accounts, and allocations to the Business of overhead expenses by PriceSmart in an amount not to exceed the provisions for such overhead set forth in the Annual Budget). Operating expenses shall not include any expenses incurred in defending or settling third party claims, including pending or threatened litigation, employee-related claims or claims of governmental authorities, including any taxes assessed for any period prior to the date of this Agreement (collectively, "CLAIMS"), in each instance if and to the extent such Claim arises from or relates to conduct, events or circumstances occurring prior to the date of this Agreement. PriceSmart may offset against the Net Profits payments any amounts then-owed to PriceSmart by ADG.

          4. OPERATING CONSIDERATIONS. PriceSmart shall operate the Business from the date hereof until the Delivery Date only in the ordinary course of business consistent with past custom and practice and in accordance in all material respects with the annual budget (the "ANNUAL BUDGET") for the Business attached hereto as EXHIBIT B, subject to any good-faith reductions in the expenses set forth in the Annual Budget in response to any material diminution in the revenues projected in the Annual Budget or PriceSmart's good-faith determination to terminate the Price/Costco programs. Without limiting the foregoing, PriceSmart shall (i) use commercially reasonable efforts to collect on all accounts receivable consistent with past custom and practice, (ii) not incur operating expenses that exceed in any material respect any of the line items in the Annual Budget and not incur operating expenses that exceed the Annual Budget, (iii) cause the budgeted full-time equivalents ("FTEs") to devote substantially all of their time to the Business (unless the FTEs are budgeted only on a part-time basis), and (iv) regularly consult with and consider the advice of ADG concerning the marketing, dealer network, product offerings and overall strategy for the Business. Notwithstanding the foregoing, the parties acknowledge and agree that (i) PriceSmart is obligated to operate the Business in accordance with the Costco Agreement and (ii) PriceSmart may incur such expenses and take such actions as may be deemed necessary, in its sole discretion, to comply with its obligations under the Costco Agreement, and such expenses shall be taken into account in computing the Net Profits under Section 3 above. ADG shall not take any action which impairs or conflicts with, or could reasonably be expected to impair or conflict with, PriceSmart's performance of its obligations under the Costco Agreement. Not more than once each calendar quarter, ADG and its representatives shall have the right, at their sole expense, upon reasonable notice and during normal business hours, to inspect and audit the books and records of PriceSmart relating to the Business. PriceSmart agrees that it will not amend or modify the Costco Agreement in any way which materially adversely affects the Business or the results of the operations thereof, without the prior written consent of ADG, which will not be unreasonably withheld or delayed. Subject to the refund obligations of PriceSmart in Section 2, nothing in this Agreement shall be construed so as to limit or prevent PriceSmart from terminating the Price/Costco programs of the Business or the Costco Agreement in its sole discretion.

          5. EMPLOYEE MATTERS. (a) ADG shall offer employment, as of the Delivery Date, to each of the employees of the Business listed on EXHIBIT C attached hereto (each an "EMPLOYEE" and collectively, the "EMPLOYEES") at the same salary or hourly rates being paid by PriceSmart. ADG agrees


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Mr. Jeff Skeen
August 18, 1998
Page 3



to establish for the Employees a severance pay plan identical to the current PriceSmart severance pay plan and to grant to each Employee at the commencement of his or her employment with ADG credit for his or her years of tenure as an employee of PriceSmart and its predecessors, as if he or she had been so employed by ADG; PROVIDED, that ADG may modify the subsequent accrual of severance from and after the date of employment by ADG consistent with ADG's severance plans. The years of tenure and severance liability for each Employee as of June 30, 1998 is set forth next to each Employee's name on EXHIBIT C. ADG hereby assumes the current and future severance liability for each Employee, and ADG agrees to indemnify, defend and hold harmless PriceSmart for any claims, liabilities, damages, costs and expenses (including reasonable attorneys' fees and costs) incurred or suffered by PriceSmart in connection with any actual or threatened claims by any Employee for unpaid severance pay. Subject to applicable law, PriceSmart shall provide reasonable notice to ADG prior to terminating any Employee prior to the Delivery Date.

          (b) The parties agree that immediately following the execution of this Agreement, Mr. Walt Green shall be provided office space at ADG's facilities at no charge to PriceSmart. Promptly following the execution of this Agreement, ADG, with assistance from Mr. Green, will furnish and properly equip, at ADG's sole expense, office space for the sales Employees of the Business, who will be housed at ADG's facilities at no charge to PriceSmart upon completion of such offices. The remaining Employees of the Business will move over to ADG's facilities at no charge to PriceSmart at a date prior to the Delivery Date to be mutually agreed upon by ADG and PriceSmart. Notwithstanding the foregoing, until the Delivery Date, the Employees shall be under the supervision and control of PriceSmart, and subject to the employment rules, policies and guidelines of PriceSmart, regardless of where housed. ADG shall provide a working environment for the Employees that complies with all applicable state and federal laws and regulations, including without limitation, all Americans with Disabilities Act (ADA) requirements, and shall provide an environment that is free from sexual harassment and discrimination against any and all protected classes of individuals.

          6. EXPANSION OF THE BUSINESS AND SUPPORT OF ADG PROGRAMS. (a) The parties acknowledge and agree that the operation of the Business in accordance with the Costco Agreement shall be the first priority of the Employees prior to the Delivery Date. Subject to the preceding sentence, PriceSmart agrees to make the Employees available, upon the reasonable request of ADG, to work with ADG and its employees to develop and implement new programs and products relating to the Business and to assist in training ADG's employees in the operation of the Business. Any costs, expenses or liabilities (including the costs of any materials, supplies, overtime pay or additional personnel) which are incurred as a result of the expansion and support activities contemplated by this Section 6 (other than activities related to the Price/Costco programs of the Business) and which are not otherwise included in the Annual Budget or treated as operating expenses of the Business under Section 3, shall be the sole responsibility of ADG, and ADG agrees to promptly reimburse PriceSmart for any such costs, expenses or liabilities.

          (b) PriceSmart hereby grants to ADG an irrevocable, exclusive (except as against PriceSmart for the sole purpose of operating the Business), worldwide, royalty-free, right and license, to use the Assets, including without limitation, the auto dealer database of the Business, in connection with the development, promotion, advertising and establishment by ADG of auto buying clubs or affinity


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Mr. Jeff Skeen
August 18, 1998
Page 4


clubs to be operated under any trademark or service mark other than the trademarks, service marks and brand names of Price/Costco, Inc. and its affiliates or PriceSmart, Inc. and its affiliates. Upon execution of this Agreement, PriceSmart shall deliver to ADG an electronic version of all of the databases of the Business (it being understood that such databases do not include information regarding individual automobile buyers under the programs of the Business) and shall provide to ADG access to any underlying documentation requested by ADG to exercise its rights under this license.
ADG acknowledges and agrees that the license granted under this Section 6(b) does not include a right to sublicense or otherwise sell or transfer the information in the databases of the Business prior to the Delivery Date.

          7.   ACKNOWLEDGMENTS.  (a)  ADG hereby acknowledges and agrees that
(i) the Assets do not include all of the equipment, materials or personnel necessary to conduct the Business as a stand-alone entity, (ii) neither PriceSmart nor its successors have any rights, express or implied, to operate the Business in Price Club or Costco Wholesale membership warehouse clubs, to link to PriceCostco's Internet web site or to use any trademarks or service marks of Price/Costco, Inc. or its affiliates, at any time after October 31, 1999, (iii) PriceSmart makes no representation or warranty, express or implied, regarding its rights to operate the Business in Price Club or Costco Wholesale membership warehouse clubs or to link to PriceCostco's Internet web site prior to the Delivery Date, (iv) PriceSmart makes no representation or warranty, express or implied, that the actual operating results of the Business prior to the Delivery Date will meet or exceed the projected results set forth in the Annual Budget or that any level of Net Profits will actually be earned by the Business, and (v) ADG shall have no rights to own or use any trademarks, service marks, trade names, domain names, brand names or trade dress of PriceSmart or its affiliates or Price/Costco, Inc. or its affiliates, including without limitation, PriceSmart, PriceCostco, Price Club and Costco Wholesale.

          (b) PriceSmart hereby represents and warrants that: (i) PriceSmart has remitted all payments owed to Price/Costco, Inc. in connection with the Business prior to the date of this Agreement, (ii) as of the date hereof, Price/Costco, Inc. has not notified PriceSmart of any breach of the Costco Agreement, and (iii) as of the date hereof, Price/Costco, Inc. does not have any right, title or interest, including any lien or encumbrance, on any of the Assets.

          8. NO OTHER ASSETS OR LIABILITIES. Except for the Assets specifically listed on EXHIBIT A, ADG is not acquiring any other assets, tangible or intangible, of PriceSmart or its affiliates. Except as provided in Sections 5 and 6 above, ADG is not assuming any liabilities or obligations of PriceSmart or its affiliates, whether liquidated or unliquidated, known or unknown, including without limitation, any contracts with dealers or other vendors relating to the Price/Costco program. Notwithstanding the foregoing, ADG shall be responsible for all costs, expenses, liabilities and obligations arising from or relating to the operations of the Business from and after the Delivery Date. Each of the parties shall pay all of their respective costs and expenses incurred in negotiating and preparing this Agreement and closing the transactions contemplated hereby. Each party shall pay any sale, transfer, income, use and other tax as payable by it, whether or not due at the Delivery Date, as a result of the transfer of the Assets.

          9. PUBLIC STATEMENTS AND PRESS RELEASES. Neither ADG nor any of its affiliates shall make, issue or release any public announcement, press release, statement or acknowledgment of the


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Mr. Jeff Skeen
August 18, 1998
Page 5


existence of or the terms and conditions of this Agreement, without the prior written consent of PriceSmart.

          10. INDEPENDENT CONTRACTORS. In the performance of all of their obligations pursuant to this Agreement, it is mutually understood and agreed that each party, at all times, shall act and perform as an independent contractor, and not as an agent, partner, joint venturer or otherwise. No party shall have any authority to act for, enter into an agreement on behalf of, or obligate in any other manner, any of the parties hereto, individually or collectively.

          11. MISCELLANEOUS. The provisions of this Agreement contain the entire agreement between the parties and supersede all prior agreements, written or oral, between the parties, including without limitation, the deposit letter agreement between ADG and PriceSmart dated July 22, 1998. No provision of this Agreement may be released, discharged, supplemented, amended or waived in any manner except by an instrument in writing signed by the parties. THE CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. No assignment of this Agreement or of any rights or obligations of a party hereunder shall be valid without the prior written consent of the other party. This Agreement shall be binding upon the parties and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party. The language in this Agreement shall in all cases be construed as a whole and in accordance with its fair meaning. This Agreement shall not be construed for or against either party as a result of the initial preparation or drafting by a party of any provision hereof.

     Please indicate your acceptance of the terms and provisions of this Agreement by signing this Agreement in the space designated below.

                                             Sincerely,



                                             Gilbert A. Partida
                                             President and CEO
                                             PriceSmart, Inc.


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Mr. Jeff Skeen
August 18, 1998
Page 6


ACCEPTED AND AGREED:  Dated August 18, 1998

AFFINITY DEVELOPMENT GROUP INCORPORATED



By:  /s/ Jeff Skeen
     -------------------
     President & CEO




By:  /s/ Gilbert A. Partida
     ----------------------

Title:  President and Chief Executive Officer